Exhibit 23.5

AstraZeneca PLC

Legal & Secretary's Department

1 Francis Crick Avenue

Cambridge Biomedical Campus

Cambridge CB2 OAA

England

For the attention of Adrian Kemp

By email & by post

8 November 2019

Dear Ladies and Gentlemen

IQVIA DATA DISCLOSURE FOR ANNUAL REPORT AND FORM 20-F INFORMATION 2018

In connection with the filing of the accompanying Registration Statement on Form F-3 (the "Form F-3") of AstraZeneca PLC ("AstraZeneca"), IQVIA Ltd. ("IQVIA") hereby authorizes AstraZeneca to refer to IQVIA and certain pharmaceutical industry data derived by IQVIA, as identified on the pages included in Exhibit 15.5 to AstraZeneca's Annual Report and Form 20-F Information for the fiscal year ended December 31, 2018 (the "Annual Report"), which Annual Report is incorporated by reference in the accompanying Form F-3 of AstraZeneca, subject to the same acknowledgements and agreements as set forth in our letter from IQVIA to AstraZeneca PLC, dated 5 March 2019 and included in Exhibit 15.5 to the Annual Report.

Please indicate your agreement to the foregoing by signing in the space indicated below. Our authorization will not become effective until accepted and agreed by AstraZeneca.

Very truly yours,

/s/ Kevin Turland

Director

For and on behalf of IQVIA Ltd.

ACCEPTED AND AGREED

This 8th day of November 2019

AstraZeneca PLC

/s/ Adrian Kemp

Name: Adrian Kemp

Title: Company Secretary